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                                                                    EXHIBIT 99.1


                          [LETTERHEAD OF e-DOCS.net]





Thursday, September 28, 2000

Company Press Release

J. William Boyar named Chairman of the Board of e-DOCS.net

Tim Connolly to Continue as Advisor to e-DOCS in Capital Formation, Investor Relations and Business Development

HOUSTON--(BUSINESS WIRE)--September 28, 2000 - e-DOCS.net (OTCBB:EDOC) announced today that J. William Boyar has been named Chairman of the Board of Directors. Mr. Boyar, Chairman of Houston based law firm Boyar & Miller, has 24 years of experience in representing multi-million dollar domestic and international businesses. These include public and private company acquisitions, dispositions, capitalization, and financing of assets. Mr. Boyar has been a member of the e-DOCS Board of Directors since 1997.

Tim Connolly stated "e-DOCS is poised to make great steps forward with the imminent release of the e-DOCS Physician Network. I believe Bill Boyar as Chairman and our new CEO and Vice Chairman, Jim Springfield, are ideally suited to make e-DOCS the success it greatly deserves. I enthusiastically endorse their unique skills and management to the shareholders of e-DOCS."

Mr. Boyar added "After seeing e-DOCS through a massive restructuring and emerge a healthier, more focused company, I look forward to working with Jim Springfield to bring the e-DOCS Physician Network successfully to market. Tim Connolly's unique contribution to the Company has been shown repeatedly, and his continued assistance is important to our future success. He will now be able to focus his skills on capital formation, investor relations and business development for the Company."

Jim Springfield, e-DOCS CEO said "Bill Boyar's leadership is a great asset to e-DOCS, and I am grateful to him for his willingness to serve as Chairman. Additionally, Tim Connolly's role is important to the successful implementation of our business plan, and I look forward to his continuing contribution to e-DOCS."

About e-DOCS.net

e-DOCS.net is a publicly traded (OTCBB:EDOC) Internet based medical transcription company founded in 1994. e-DOCS.net currently has 1,200 physician-clients in 6 states. The e-DOCS Physician Network, Inc. (EPN), a wholly-owned subsidiary of e-DOCS.net, is developing a leading edge B2B Internet infrastructure for a secure, HIPAA compliant browser-based document handling system that functions as a simple medical record. The EPN captures, organizes and retrieves medical transcription and handwritten patient encounters in the same

   e-DOCS.net is a registered assumed name for Applied Voice Recognition, Inc.

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easy to use format as the traditional paper folder. Scheduled for release in the fourth quarter of 2,000, the EPN will provide secure physician access to this patient information 24 hours per day, seven days a week. Companies who have agreed to provide services to the EPN include VeriSign, Associated Press, AccuWeather, MedCareers.com, Mapquest.com, Professional Medical Insurance Services, First Union Securities, Innovative Physician Solutions, Geneva
Capital, and others to be announced.


This press release contains forward-looking statements relating to future revenues and operating information and their impact on future results. Actual results could differ materially from those projected in the forward-looking statements as a result of risk factors such as the availability of sufficient capital on terms favorable to the company, market conditions, product life cycles, customer delays in purchasing products, technology shifts, potential difficulties in introducing new products, competition, price sensitivity and the uncertainty of continuing market acceptance of the Company's products by distributors, retailers and consumers. E-DOCS.net is a registered assumed name for Applied Voice Recognition.

_________________________

Contact:
e-DOCS.net, Houston
Tim Connolly, 713-621-3131
connolly@e-DOCS.net
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http://www.e-DOCS.net